Exhibit 99.1

Sparton Corporation

Fiscal 2014 First Quarter Financial Results

November 6, 2013

Conference Call Script

{Slide 1 – Cover Page}

MIKE OSBORNE (Sr. VP – Corporate Development) SPEAKS

Thank you operator. Good morning and thank you for participating in Sparton’s fiscal 2014 first quarter financial results conference call.

{Slide 2 – Safe Harbor Statement}

Before we begin the discussion, I will take a few minutes to read the forward-looking statement. Certain statements in this conference call constitute forward-looking statements within the meaning of the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended. When used in this conference call, words such as “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” and similar words or expressions as they relate to the Company or its management constitute forward-looking statements. These forward-looking statements reflect our current views with respect to future events and are based on currently available financial, economic and competitive data and our current business plans. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, prices and other factors. Important factors that could cause actual results to differ materially from those forward-looking statements include those contained under the heading of risk factors and in the management’s discussion and analysis contained from time-to-time in the Company’s filings with the Securities and Exchange Commission.

For details related to the disclosure of non-GAAP financial measures, please reference slide 2 in our accompanying presentation.

{Slide 3 – Today’s Agenda}

Today, Cary Wood, our President and CEO, and Mark Schlei, our CFO, will report our fiscal year 2014 first quarter results, provide an update on the status of our liquidity and capital resources, discuss the changes in our approach to revenue recognition, and provide an update to the fiscal 2014 outlook. At the end of the narrative, we will allow our investors and other interested parties to ask questions related to the Company’s financial performance and operations. In fairness to all participants, we will ask that one question be asked at a time with the call ending at approximately 11:00am CT.

I would now like to turn the call over to Cary.

CARY WOOD (President & CEO) SPEAKS

Thanks Mike. Good morning and welcome to our fiscal 2014 first quarter conference call.

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{Slide 4 – 1st Quarter Highlights}

Our first quarter results continued to be strong on a year–over-year basis. A few highlights from the quarter are:

•	Consolidated sales increased 46% - acquisitions made up 32% of the quarter’s revenue increase, coupled with strong organic growth of 14%

•	We continued to drive consolidated margins and profitability in our business

•	28 new business programs awarded during the first quarter of fiscal 2014 with potential annualized sales of $8.2 million, as well as one foreign sonobuoy win of $5.0 million.

•	We completed the acquisition of certain assets of Aydin Displays, LLC.

•	Quarter end sales backlog of approximately $205.7 million, representing a 32% increase over a year ago and includes approximately $39.3 million from the Company’s three businesses acquired during the past year. Excluding the newly acquired businesses, backlog was approximately $166.4 million representing a 7% increase over the prior year quarter.

{Slide 5 – Consolidated Financial Results}

I would now like to review our first quarter performance.

For the first quarter of fiscal 2014 ended September 30, 2013, the Company reported first quarter sales of $74.2 million, or an increase of 46%, from $50.8 million for the first quarter of fiscal 2013. Selling and administrative expenses increased to $7.6 million or 10.3% of revenue in the first quarter of fiscal 2014 as compared to $5.5 million or 10.8% of revenue in the prior year. The expense increase relates to the addition of Onyx and Aydin Displays’ SG&A, the costs

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associated with the Onyx and Creonix acquisitions, as well as acquisition related expenses for other potential opportunities we did not ultimately pursue. Reported net income for the first quarter of fiscal 2014 was $2.3 million or $0.23 per share, basic and diluted compared to net income of $1.5 million, or $0.14 per share, basic and diluted in the same quarter a year ago due to the acquisitions completed during the past year as well as 14% organic growth. We also continue to see additional margin improvement due to increased volume within each segment.

{Slide 6 – Adjusted EBITDA}

The adjusted EBITDA for first quarter of fiscal 2014 increased 101% to $5.5 million or 7.4% of sales as compared to $2.7 million or 5.4% of sales in the same quarter of the prior year. The increase reflects the completed acquisitions, favorable mix, and increased volume in all three segments.

I would now like to turn over the next portion of today’s call to Mark so that he can update you on our individual segment results, our liquidity and capital resources and discuss changes made related to our method of revenue recognition.

MARK SCHLEI (CFO) SPEAKS

Thanks Cary.

{Slide 7 – Operating Results}

Included in the results for the Company’s Medical segment for the three months ended September 30, 2013 are net sales of approximately $12.9 million resulting from the acquisition

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of Onyx. Excluding these incremental sales from the acquisition of Onyx, legacy Medical sales increased approximately $1.0 million, or 4%, in the three months ended September 30, 2013 as compared with the prior year quarter. Reflected within this increase in legacy sales is $4.8 million of increased sales to two customers, including this business unit’s largest customer, reflecting relative demand for these customers’ products. Offsetting these increases were decreased sales to two other customers totaling $3.8 million, reflecting decreased demand for one customer’s product and the other customer’s decision to insource one of its programs during fiscal 2013.

The gross margin on Medical sales increased to 16.6% from 14.9% for the three months ended September 30, 2013 and 2012, respectively. This increase in margin percentage on Medical sales primarily reflects favorable product mix, partially offset by the impact of increased depreciation relating to the assets of recently acquired Onyx.

Included in the results for the Company’s Complex Systems segment for the three months ended September 30, 2013 are net sales of approximately $2.2 million resulting from the acquisition of Creonix. Excluding these sales and a decrease in intercompany sales of $0.6 million, CS sales to legacy external customers for the three months ended September 30, 2013 increased $4.3 million, or 56%, as compared with the same quarter last year, primarily reflecting increased sales to four customers due to increased demand for each of these customers’ products.

The gross margin on CS sales increased to 10.2% for the three months ended September 30, 2013 compared to 8.9% for the three months ended September 30, 2012, primarily reflecting increased capacity utilization, partially offset by unfavorable product mix between the comparative periods.

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Included in the results for the Company’s Defense and Security Systems segment for the three months ended September 30, 2013 are net sales of approximately $1.2 million resulting from the acquisition of Aydin Displays. Excluding the fiscal year 2014 incremental sales from the acquisition of Aydin, DSS legacy sales increased approximately $1.7 million, or 12%, in the three months ended September 30, 2013 as compared with the same quarter last year, reflecting increased sonobuoy sales to foreign governments, partially offset by decreased U.S. Navy engineering sales and decreased digital compass sales in the current year quarter.

The gross margin on DSS sales increased to 18.7% for the three months ended September 30, 2013 compared to 18.1% for the three months ended September 30, 2012. Gross margin was favorably affected in the current year quarter by increased foreign sonobuoy sales as compared to the prior year quarter and by the accretive effect of incremental Aydin sales which carried a higher gross margin during the current year quarter than the legacy business.

{Slide 8 – Liquidity & Capital Resources}

I would now like to review our current debt and liquidity positions as of the end of the quarter. As of September 30, 2013, the Company had $29 million borrowed and $36 million available under its credit facility, available cash and cash equivalents of $3 million and performance based payments received under U.S. Navy contracts in excess of the funding of production to date under those contracts of approximately $13 million. The Company’s debt-to-equity ratio was 0.31 to 1 and adjusted debt-to-EBITDA leverage was 0.8x at September 30, 2013.

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Summarizing our cash flows, operating activities used $5.3 million and $2.6 million of net cash flows for the quarter ended September 30, 2013 and 2012, respectively. Excluding changes in working capital, operating activities provided $3.8 million in fiscal 2014, reflecting the Company’s relative operating performance during the year. Working capital used $9.1 million of net cash flows for the year, which primarily reflects the funding of production related to U.S. Navy contracts during the year in excess of performance based payments received, increased inventory and decreased accounts payable and accrued expenses, partially offset by decreased accounts receivable

Cash flows used in investing activities for the quarter ended September 30, 2013 totaled $15.4 million and primarily reflects the $15.0 million acquisition of Aydin Displays. The acquisition, which is subject to certain post-closing working capital adjustments, was funded through borrowings under the Company’s credit facility. Finally, cash flows from financing activities for the first quarter provided $17.4 million, which primarily reflects the net borrowing of $18.5 million under our credit facility to partially fund the Aydin acquisition.

{Slide 9 – Revenue Recognition}

In the first quarter of fiscal 2014, the Company voluntarily changed its revenue recognition policy related to DSS sonobuoy sales to the U.S. Navy and foreign government customers under long-term contracts that require lot acceptance testing. The new policy continues to recognize revenue under the percentage of completion method, but changes the measurement of progress under these contracts from a completed units accepted basis, (whereby revenue was recognized for each lot of sonobuoys produced when that lot was formally accepted by the customer), to a units-of-production basis, (whereby revenue is recognized when production and internal testing

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of each lot of sonobuoys is completed). The Company now has significant experience in producing sonobuoys to customer specifications and internal testing to assess compliance with those specifications and, as such, now has an adequate history of continuous customer acceptance of all sonobuoys produced. Accordingly, the Company believes the new method is preferable, primarily because it eliminates delays in revenue and related cost of goods sold recognition due to timing of customer testing and acceptance delays. Such delays commonly occur due to customer circumstances that are unrelated to the product produced. Under the new policy, the revenue and related costs of goods sold of these manufactured sonobuoy lots will more closely match the period in which the product was produced and the related revenue earned, thereby better reflecting the economic activity of the DSS segment. Additionally, this new method provides better matching of periodic operating expenses incurred during production.

{Slide 10 – Revenue Recognition Reconciliation Table}

For the three months ended September 30, 2013, the net impact of this change in accounting policy increased DSS and consolidated net sales and gross profit by $2.2 million and $1.0 million, respectively, and basic and diluted income per share each by $0.07. For the three months ending September 30, 2012, this change in accounting policy results in an increase of $0.05 income per share, basic and diluted. The reconciliation tables that present the effects of the retrospective application of this voluntary change in accounting principle can be found in the Company’s recently filed Form 10-Q.

I would now like to turn the presentation back over to Cary.

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CARY WOOD (President & CEO) SPEAKS

Thanks Mark.

{Slide 11 – Fiscal 2014 Outlook}

As in the past, we will be presenting at various conferences, meeting with our existing investors, and calling on potential new investors throughout the year. In the near term, some of the events that will be occurring in the upcoming months are:

•	Southwest IDEAS Conference in Dallas on November 20th & 21st

•	9th Annual SMID-West Investor Conference in Chicago on December 9th

•	CJS Securities New Ideas for the New Year Conference in NYC in January, and

•	Noble Financial Group’s Investor Conference from January 20-22 in Fort Lauderdale, FL.

In conclusion, the results of the first quarter, as well as those from fiscal 2013, represent the success we’ve had executing the strategic growth plan that was first developed in fiscal 2010. As Sparton implements that plan, we intend to continue to meet our growth expectations by focusing on new business development, internal product research and development, and acquisitions. To that end, we have experienced positive momentum from our new business development process with additional new business wins and an increased new business opportunity pipeline, increased inclusion of our inertial navigation sensors in key military programs that have been quoted and are in final field evaluations, and continued interest in complementary and compatible acquisitions.

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Overall, I am pleased with our first quarter results and look forward at carrying this momentum through fiscal 2014.

Thank you for your continued support.

{Slide 13 – Q&A}

MIKE OSBORNE SPEAKS

Thank you, Cary and Mark. We will now open it up for questions. Operator, the first question please.

After questions: I would like to thank all the participants in today’s call. We apologize that we could not get to everybody’s questions. Again, today’s call, including the question and answer period, has been recorded and will be posted to our website under “Investor Relations” later today. Thank you.

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